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NEWS RELEASE	Exhibit 99.1

Hafize Gaye Erkan Resigns from Marsh McLennan Board of Directors

Departure Follows Ms. Erkan’s Appointment as Governor of Türkiye’s Central Bank

NEW YORK, June 12, 2023 — Marsh McLennan (NYSE: MMC) today announced that, due to her recent appointment as Governor of Türkiye’s Central Bank, Hafize Gaye Erkan has stepped down as a member of its Board of Directors, effective immediately. As a member since early 2022, Ms. Erkan served on the Audit and Directors and Governance committees during her time on the Board.
“We would like to thank Gaye for her service at Marsh McLennan and recognize the contributions of her insights and operational experience during her tenure on our Board of Directors. We wish her all the best in her new role,” said Edward Hanway, Independent Chairman of Marsh & McLennan Companies’ Board of Directors.

About Marsh McLennan
Marsh McLennan (NYSE: MMC) is the world’s leading professional services firm in the areas of risk, strategy and people. The Company’s more than 85,000 colleagues advise clients in 130 countries. With annual revenue of over $20 billion, Marsh McLennan helps clients navigate an increasingly dynamic and complex environment through four market-leading businesses. Marsh provides data driven risk advisory services and insurance solutions to commercial and consumer clients. Guy Carpenter develops advanced risk, reinsurance and capital strategies that help clients grow profitably and pursue emerging opportunities. Mercer delivers advice and technology-driven solutions that help organizations redefine the world of work, reshape retirement and investment outcomes, and unlock health and wellbeing for a changing workforce. Oliver Wyman serves as a critical strategic, economic and brand advisor to private sector and governmental clients. For more information, visit marshmclennan.com and follow us on LinkedIn and Twitter.

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